Exhibit 99.1

One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone 805-447-1000 www.Amgen.com

AMGEN ANNOUNCES APPOINTMENT OF GREG C. GARLAND TO BOARD OF DIRECTORS

THOUSAND OAKS, Calif. (Oct. 16, 2013) – Amgen (NASDAQ: AMGN) today announced the appointment of Greg C. Garland, chairman, president and chief executive officer of Phillips 66, to its Board of Directors.

“We are pleased to welcome Greg Garland to the Amgen Board. In addition to his leadership experiences as a chief executive officer, Greg brings more than 30 years of international experience in a highly regulated industry,” said Robert A. Bradway, chairman and chief executive officer of Amgen. “At a time when Amgen is expanding its global presence to serve more patients, we look forward to Greg’s contributions to the Board.”

Mr. Garland will serve on the Governance and Nominating Committee and the Audit Committee of the Board. Following the appointment of Mr. Garland, the Board on Oct. 16, 2013, will comprise 13 directors, 12 of whom are independent.

Greg C. Garland

Mr. Garland, 55, currently serves as the Chairman, President and Chief Executive Officer of Phillips 66, an energy manufacturing and logistics company with midstream, chemical, refining and marketing and specialties businesses created through the repositioning of ConocoPhillips, having held this position since April 2012. Mr. Garland serves on the Executive Committee of Phillips 66. Prior to Phillips 66, Mr. Garland served as Senior Vice President, Exploration and Production, Americas of ConocoPhillips from 2010 to April 2012. He was President and Chief Executive Officer of Chevron Phillips Chemical Company (now a joint venture between Phillips 66 and Chevron) from 2008 to 2010 and Senior Vice President of Planning and Specialty Chemicals from 2000 to 2008. Mr. Garland served in various positions at Phillips Petroleum Company from 1980 to 2000. Mr. Garland is a member of the Engineering Advisory Board for Texas A&M University.

About Amgen

Amgen is committed to unlocking the potential of biology for patients suffering from serious illnesses by discovering, developing, manufacturing and delivering innovative human therapeutics. This approach begins by using tools like advanced human genetics to unravel the complexities of disease and understand the fundamentals of human biology.

AMGEN ANNOUNCES APPOINTMENT OF GREG C. GARLAND TO BOARD OF DIRECTORS

Amgen focuses on areas of high unmet medical need and leverages its biologics manufacturing expertise to strive for solutions that improve health outcomes and dramatically improve people’s lives. A biotechnology pioneer since 1980, Amgen has grown to be the world’s largest independent biotechnology company, has reached millions of patients around the world and is developing a pipeline of medicines with breakaway potential.

For more information, visit www.amgen.com and follow us on www.twitter.com/amgen.

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CONTACT: Amgen, Thousand Oaks

Ashleigh Koss, 805-313-6151 (media)

Arvind Sood, 805-447-1060 (investors)